Exhibit 99.1

Clear Channel Outdoor Announces Fourth Quarter and Full Year 2007 Results

  2007 Revenues Increase 13%
  Reports Increase in Diluted Earnings per Share of 60% for 2007

SAN ANTONIO--(BUSINESS WIRE)--Clear Channel Outdoor Holdings, Inc. (NYSE: CCO) today reported results for its fourth quarter and year ended December 31, 2007.

Fourth Quarter 2007 Results

The Company reported revenues of $936.7 million in the fourth quarter of 2007, a 13% increase over the $830.7 million reported for the fourth quarter of 2006. Included in the Company’s revenue is a $46.9 million increase due to movements in foreign exchange; strictly excluding the effects of these movements in foreign exchange, revenue growth would have been 7%. See reconciliation of revenue excluding effects of foreign exchange to revenue at the end of this press release.

Clear Channel Outdoor’s expenses increased 14% to $621.7 million during the fourth quarter of 2007 compared to 2006. Included in the Company’s expenses is a $36.0 million increase due to movements in foreign exchange. During the fourth quarter of 2006, the Company recorded a reduction to expenses of $9.8 million as a result of the favorable settlement of a legal proceeding. Strictly excluding the effects of movements in foreign exchange in the 2007 expenses and the $9.8 million reduction to expenses in 2006, expense growth would have been 5%. See reconciliation of expense excluding effects of foreign exchange to expense and fourth quarter 2006 reduction to operating expense due to legal settlement at the end of this press release. Also included in the Company’s 2007 expenses is approximately $3.2 million of non-cash compensation expense.

Clear Channel Outdoor’s net income and diluted earnings per share were $106.6 million and $0.30, respectively, during the fourth quarter of 2007. This compares to net income of $65.1 million or $0.18 per diluted share in the fourth quarter of 2006.

The Company’s OIBDAN (defined as Operating Income before Depreciation & amortization, Non-cash compensation expense and Gain (loss) on disposition of assets – net) was $297.1 million in the fourth quarter of 2007, a 12% increase from the fourth quarter of 2006. See reconciliation of OIBDAN to net income at the end of this press release.

Full Year 2007 Results

For the full year, Clear Channel Outdoor reported revenues of $3.3 billion, an increase of 13% when compared to revenues of $2.9 billion for the same period in 2006. The Company’s expenses increased 14% to $2.3 billion during the year compared to 2006. Included in the Company’s expenses is approximately $10.2 million of non-cash compensation expense.

The Company’s net income was $246.0 million or $0.69 per diluted share for 2007. This compares to net income of $153.1 million or $0.43 per diluted share in 2006. The Company’s 2006 net income included approximately $13.2 million of pre-tax gains, $0.02 per diluted share after-tax, on the swap of certain assets. Excluding these gains, Clear Channel Outdoor’s 2006 net income would have been $145.4 million or $0.41 per diluted share. See reconciliation of net income and diluted earnings per share at the end of this press release.

“Clear Channel Outdoor’s results in 2007 were outstanding,” commented Mark P. Mays, Chief Executive Officer of Clear Channel Outdoor. “Once again, we chalked up double digit gains in revenue and OIBDAN with superior performance by our Americas and International operations. We exceeded our forecast for the roll-out of digital boards last year and are on course to accelerate the roll-out this year. Results like these don’t occur without a great team at the helm. We are proud of their performance in 2007 and are confident in their leadership as we capitalize on the many opportunities presented in 2008.”

“We are pleased with the continued revenue and OIBDAN growth in our Americas business in 2007.” stated Paul Meyer, Global President and COO. “As we look into 2008, we will continue to enhance our structures to provide advertisers with additional opportunities to reach their target consumers, including conversion to digital displays, which we believe will play an important role in our revenue and profit growth going forward. We also are pleased with the broad progress made across our International markets in improving profitability, from large, more mature markets like Spain and Italy to smaller developing markets, like Turkey and Poland. This momentum should continue in 2008, led by the strength of our Chinese business.”

Revenue, Direct Operating and SG&A Expenses, and OIBDAN by Division

(In thousands)	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
	2007	2006		2007	2006
Revenue
Americas	$ 404,839	$ 375,623	8%	$ 1,485,058	$ 1,341,356	11%
International	531,887	455,072	17%	1,796,778	1,556,365	15%
Consolidated revenue	$ 936,726	$ 830,695	13%	$ 3,281,836	$ 2,897,721	13%

Direct Operating and SG&A Expenses by Division

Americas	$ 222,869	$ 208,444		$ 817,011	$ 741,691
Less: Non-cash compensation expense	(2,481)	(1,139)		(7,932)	(4,699)
	220,388	207,305	6%	809,079	736,992	10%

International	398,832	337,946		1,455,828	1,260,145
Less: Non-cash compensation expense	(533)	(318)		(1,701)	(1,312)
	398,299	337,628	18%	1,454,127	1,258,833	16%

Plus: Non-cash compensation expense	3,014	1,457		9,633	6,011
Consolidated divisional operating expenses	$ 621,701	$ 546,390	14%	$ 2,272,839	$ 2,001,836	14%

The Company’s 2007 revenue and direct operating and SG&A expenses increased approximately $46.9 million and $36.0 million, respectively, from foreign exchange movements during the fourth quarter and $139.6 million and $116.3 million, respectively, from foreign exchange movements during the year as compared to the same periods of 2006.

OIBDAN
Americas	$ 184,451	$ 168,318	10%	$ 675,979	$ 604,364	12%
International	133,588	117,444	14%	342,651	297,532	15%
Corporate	(20,972)	(21,691)		(65,542)	(65,454)
Consolidated OIBDAN	$ 297,067	$ 264,071	12%	$ 953,088	$ 836,442	14%

See reconciliation of OIBDAN to net income at the end of this press release.

Americas

The Company’s Americas revenue increased $143.7 million, or 11%, during 2007 as compared to 2006 with Interspace contributing approximately $32.1 million to the increase. The growth occurred across the Company’s inventory, including bulletins, street furniture, airports and taxi displays. The revenue growth was primarily driven by bulletin revenue which was driven by increased rates and airport revenue which had both increased rates and occupancy. Leading advertising categories during the year were telecommunications, retail, automotive, financial services and amusements. Revenue growth occurred across many of the Company’s markets, led by Los Angeles, New York, Washington/Baltimore, Atlanta, Boston, Seattle, and Minneapolis.

Direct operating and SG&A expenses increased $75.3 million in 2007 as compared to 2006 primarily from an increase in site lease expenses of $46.6 million associated with new contracts and the increase in airport, street furniture and taxi revenues. Interspace contributed $21.6 million to the increase with the rest of the increase primarily attributable to bonus and commission expenses associated with the increase in revenue.

International

The Company’s International revenue increased $240.4 million, or 15%, in 2007 as compared to 2006. Included in the increase was approximately $133.3 million related to movements in foreign exchange. Revenue growth occurred across inventory categories including billboards, street furniture and transit, primarily driven by both increased rates and occupancy. Growth was led by increased revenues in France, Italy, Australia, Spain, Denmark, Turkey and China.

The Company’s international direct operating and SG&A expenses increased approximately $195.7 million in 2007 compared to 2006. Included in the increase was approximately $111.4 million related to movements in foreign exchange. The remaining increase was primarily attributable to an increase in site lease and selling expenses associated with the increase in revenue. During the fourth quarter of 2006, the Company recorded a $9.8 million reduction to expenses as a result of the favorable settlement of a legal proceeding.

Digital Conversion

During 2007 the Company installed 109 new digital displays in 17 markets. The Company currently expects to install a minimum of 150 digital boards in 2008 and will provide periodic updates throughout the year.

FAS No. 123 (R): Share-Based Payment (“FAS 123(R)”)

The following table details non-cash compensation expense, which represents employee compensation costs related to stock option grants and restricted stock awards, for the fourth quarter and full year of 2007 and 2006:

(In thousands)	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Direct operating expense	$ 2,175	$ 1,049	$ 6,951	$ 4,328
SG&A	839	408	2,682	1,683
Corporate	172	21	538	88
Total non-cash compensation	$ 3,186	$ 1,478	$ 10,171	$ 6,099

The Company will not be hosting a Conference Call or Webcast

As a result of the Clear Channel Communications, Inc. pending merger transaction that was approved by Clear Channel Communications, Inc. shareholders on September 25, 2007, the Company will not be hosting a teleconference or webcast to discuss results. The pending merger is still subject to closing conditions.

First Quarter and 2008 Outlook

Due to the proposed merger transaction of Clear Channel Communications, Inc. and the Company not hosting a teleconference to discuss financial and operating results, the Company is providing the following information regarding its expectations and current information related to 2008 operating results.

Pacing information presented below reflects revenues booked at a specific date versus the comparable date in the prior period and may or may not reflect the actual revenue growth at the end of the period. The Company’s revenue pacing information includes an adjustment to prior periods to include all acquisitions and exclude all divestitures in both periods presented for comparative purposes. All pacing metrics exclude the effects of foreign exchange movements. The Company’s operating expense forecasts are on a reportable basis excluding non-cash compensation expense, i.e. there is not an adjustment for acquisitions, divestitures or the effects of foreign exchange movements.

As of February 8, 2008, the Company’s revenues are pacing up 4.5% with both the Americas and International pacing relatively in-line with the 4.5% pacing for the first quarter 2008 as compared to the first quarter of 2007. For the full year 2008 versus the full year 2007, the Company’s revenues are pacing up 3.7% with the Americas slightly below and International slightly above the full-year pacing of 3.7%. As of the first week of February, the Company has historically experienced revenues booked of approximately 85% of the actual revenues recorded for the first quarter and approximately 45% of the actual revenues recorded for the full year. Excluding the effects of movements in foreign exchange, the Company currently forecasts total operating expense growth to be in a range of low single-digit to mid-single digit growth for the full year 2008 as compared to the full year 2007.

For the consolidated company, current management forecasts show corporate expenses of $68 to $72 million for the full year 2008. Non-cash compensation expense (i.e. FAS No. 123 (R): share-based payments) are currently projected to be in the range of $10 million to $12 million for the full year of 2008.

The Company currently forecasts overall capital expenditures for 2008 of approximately $275 to $300 million, excluding any capital expenditures associated with any new contract wins the Company may have during 2008. Increases over the 2007 level would be primarily due to new contract wins in France and China during 2007 and the acceleration of the roll-out of digital boards.

Income tax expense as a percent of ‘Income before income taxes and minority interest’ is currently projected to be approximately 38% to 40%. Current income tax expense as a percent of ‘Income before income taxes and minority interest’ is currently expected to be approximately 30%.

TABLE 1 - Financial Highlights of Clear Channel Outdoor Holdings, Inc. and Subsidiaries - Unaudited

(In thousands, except per share data)	Three Months Ended December 31,		%	Year Ended December 31,		%
	2007	2006	Change	2007	2006	Change
Revenue	$ 936,726	$ 830,695	13%	$ 3,281,836	$ 2,897,721	13%
Direct operating expenses	477,025	412,454		1,734,845	1,514,842
Selling, general and administrative expenses	144,676	133,936		537,994	486,994
Corporate expenses	21,144	21,712		66,080	65,542
Depreciation and amortization	105,867	108,460		399,483	407,730
Gain (loss) on disposition of assets – net	3,114	1,239		11,824	22,846
Operating Income	191,128	155,372	23%	555,258	445,459	25%

Interest expense	37,695	37,238		157,881	162,583
Equity in earnings of nonconsolidated affiliates	2,293	1,838		4,402	7,460
Other income (expense) – net	6,302	(1,336)		10,113	331
Income before income taxes and minority interest	162,028	118,636		411,892	290,667
Income tax benefit (expense):
Current
Deferred
Income tax benefit (expense)	(47,654)	(45,527)		(146,641)	(122,080)
Minority interest income (expense), net of tax	(7,781)	(8,050)		(19,261)	(15,515)

Net income	$ 106,593	$ 65,059		$ 245,990	$ 153,072

Diluted net earnings per share (a)	$ .30	$ .18	67%	$ .69	$ .43	60%

Weighted average shares outstanding – Diluted (a)	355,960	354,715		355,806	352,262

TABLE 2 - Selected Balance Sheet Information - Unaudited

Selected balance sheet information for 2007 and 2006 was:

(In millions)	December 31, 2007	December 31, 2006

Cash	$ 134.9	$ 105.4
Due from Clear Channel Communications	$ 265.4	$ --
Total Current Assets	$ 1,607.1	$ 1,189.9
Net Property, Plant and Equipment	$ 2,244.1	$ 2,191.8
Total Assets	$ 5,935.6	$ 5,421.9

Due to Clear Channel Communications	$ --	$ 4.2
Current Liabilities (excluding current portion of long-term debt)	$ 834.2	$ 755.2
Long-Term Debt (including current portion of long-term debt)	$ 182.0	$ 184.2
Debt with Clear Channel Communications	$ 2,500.0	$ 2,500.0
Shareholders’ Equity	$ 1,982.7	$ 1,586.4

TABLE 3 - Capital Expenditures - Unaudited

Capital expenditures for the full year of 2007 and 2006 were:

(In millions)	December 31, 2007	December 31, 2006

Non-revenue producing	$ 81.4	$ 80.0
Revenue producing	194.3	153.9
Total capital expenditures	$ 275.7	$ 233.9

The Company defines non-revenue producing capital expenditures as those expenditures that are required on a recurring basis. Revenue producing capital expenditures are discretionary capital investments for new revenue streams, similar to an acquisition.

TABLE 4 - Total Debt - Unaudited

At December 31, 2007, Clear Channel Outdoor had total debt of:

(In millions)	December 31, 2007

Bank Credit Facility	$ 80.0
Debt with Clear Channel Communications	2,500.0
Other Debt	102.0
Total	2,682.0
Cash	134.9
Due from Clear Channel Communications	265.4
Net Debt	$ 2,281.7

Liquidity and Financial Position

For the year ended December 31, 2007, cash flow from operating activities was $694.4 million, cash flow used by investing activities was $356.3 million, cash flow used by financing activities was $305.8 million, and the effect of exchange rate changes on cash was $2.8 million for a net increase in cash of $29.5 million.

Leverage, defined as total debt net of the due from Clear Channel Communications and cash, divided by the trailing 12-month OIBDAN, was 2.4x at December 31, 2007.

Supplemental Disclosure Regarding Non-GAAP Financial Information

Operating Income before Depreciation and Amortization (D&A), Non-cash Compensation Expense and Gain (Loss) on Disposition of Assets – Net (OIBDAN)

The following tables set forth Clear Channel Outdoor's OIBDAN for the three months and years ended December 31, 2007 and 2006. The Company defines OIBDAN as net income adjusted to exclude non-cash compensation expense and the following line items presented in its Statement of Operations: Minority interest, net of tax; Income tax benefit (expense); Other income (expense) - net; Equity in earnings of nonconsolidated affiliates; Interest expense; Gain (loss) on disposition of assets - net; and, D&A.

The Company uses OIBDAN, among other things, to evaluate the Company's operating performance. This measure is among the primary measures used by management for planning and forecasting of future periods, as well as for measuring performance for compensation of executives and other members of management. This measure is an important indicator of the Company's operational strength and performance of its business because it provides a link between profitability and cash flows from operating activities. It is also a primary measure used by management in evaluating companies as potential acquisition targets.

The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company's management. It helps improve investors’ ability to understand the Company's operating performance and makes it easier to compare the Company's results with other companies that have different capital structures, stock option structures or tax rates. In addition, this measure is also among the primary measures used externally by the Company's investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

Since OIBDAN is not a measure calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net income as an indicator of operating performance and may not be comparable to similarly titled measures employed by other companies. OIBDAN is not necessarily a measure of the Company's ability to fund its cash needs. As it excludes certain financial information compared with operating income and net income (loss), the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions, which are excluded.

In addition, because a significant portion of the Company’s advertising operations are conducted in foreign markets, principally France and the United Kingdom, management reviews the operating results from its foreign operations on a constant dollar basis. A constant dollar basis (i.e. a foreign currency adjustment is made to the 2007 actual foreign revenues and expenses at average 2006 foreign exchange rates) allows for comparison of operations independent of foreign exchange movements.

As required by the SEC, the Company provides reconciliations below of, including (i) OIBDAN for each segment to consolidated operating income; (ii) Revenue excluding foreign exchange effects to revenue; (iii) Expense excluding foreign exchange effects and fourth quarter reduction to operating expense due to legal settlement to expense; (vi) OIBDAN to net income, the most directly comparable amounts reported under GAAP and (v) Net income and diluted earnings per share excluding certain items discussed earlier.

(In thousands)	Operating income (loss)	Non-cash compensation expense	Depr. and amort.	Gain (loss) on disposition of assets - net	OIBDAN

Three Months Ended December 31, 2007
Americas	$ 133,002	$ 2,481	$ 48,968	$ —	$ 184,451
International	76,156	533	56,899	—	133,588
Corporate	(21,144)	172	—	—	(20,972)
Gain (loss) on disposition of assets – net	3,114	—	—	(3,114)	—
Consolidated	$ 191,128	$ 3,186	$ 105,867	$ (3,114)	$ 297,067

Three Months Ended December 31, 2006
Americas	$ 117,591	$ 1,139	$ 49,588	$ —	$ 168,318
International	58,254	318	58,872	—	117,444
Corporate	(21,712)	21	—	—	(21,691)
Gain (loss) on disposition of assets - net	1,239	—	—	(1,239)	—
Consolidated	$ 155,372	$ 1,478	$ 108,460	$ (1,239)	$ 264,071

Year Ended December 31, 2007
Americas	$ 478,194	$ 7,932	$ 189,853	$ —	$ 675,979
International	131,320	1,701	209,630	—	342,651
Corporate	(66,080)	538	—	—	(65,542)
Gain (loss) on disposition of assets – net	11,824	—	—	(11,824)	—
Consolidated	$ 555,258	$ 10,171	$ 399,483	$ (11,824)	$ 953,088

Year Ended December 31, 2006
Americas	$ 420,695	$ 4,699	$ 178,970	$ —	$ 604,364
International	67,460	1,312	228,760	—	297,532
Corporate	(65,542)	88	—	—	(65,454)
Gain (loss) on disposition of assets - net	22,846	—	—	(22,846)	—
Consolidated	$ 445,459	$ 6,099	$ 407,730	$ (22,846)	$ 836,442

Reconciliation of Revenue excluding Foreign Exchange Effects to Revenue

(In thousands)	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
	2007	2006		2007	2006

Revenue	$ 936,726	$ 830,695	13%	$ 3,281,836	$ 2,897,721	13%
Less: Foreign exchange increase	(46,921)	—		(139,595)	—
Revenue excluding effects of foreign exchange	$ 889,805	$ 830,695	7%	$ 3,142,241	$ 2,897,721	8%

International revenue	$ 531,887	$ 455,072	17%	$ 1,796,778	$ 1,556,365	15%
Less: Foreign exchange increase	(43,186)	—		(133,260)	—
International revenue excluding effects of foreign exchange	$ 488,701	$ 455,072	7%	$ 1,663,518	$ 1,556,365	7%

Reconciliation of Expense excluding Foreign Exchange Effects to Expense and Fourth Quarter 2006 Reduction to Operating Expense Due to Legal Settlement

(In thousands)	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
	2007	2006		2007	2006

Expense	$ 621,701	$ 546,390	14%	$ 2,272,839	$ 2,001,836	14%
Less: Foreign exchange increase	(35,964)	—		(116,250)	—
Plus: Legal Settlement Expense Reduction	—	9,803		—	9,803
Expense excluding effects of foreign exchange and legal settlement	$ 585,737	$ 556,193	5%	$ 2,156,589	$ 2,011,639	7%

International expense	$ 398,832	$ 337,946	18%	$ 1,455,828	$ 1,260,145	16%
Less: Foreign exchange increase	(33,223)	—		(111,339)	—
Plus: Legal Settlement Expense Reduction	—	9,803		—	9,803
International expense excluding effects of foreign exchange and legal settlement	$ 365,609	$ 347,749	5%	$ 1,344,489	$ 1,269,948	6%

Outdoor OIBDAN excluding Foreign Exchange Effects to OIBDAN

(In thousands)	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
	2007	2006		2007	2006

OIBDAN	$ 297,067	$ 264,071	12%	$ 953,088	$ 836,442	14%
Less: Foreign exchange increase	(10,957)	—		(23,345)	—
OIBDAN excluding effects of foreign exchange	$ 286,110	$ 264,071	8%	$ 929,743	$ 836,442	11%

Reconciliation of OIBDAN to Net income

(In thousands)	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
	2007	2006		2007	2006

OIBDAN	$ 297,067	$ 264,071	12%	$ 953,088	$ 836,442	14%
Non-cash compensation expense	3,186	1,478		10,171	6,099
Depreciation & amortization	105,867	108,460		399,483	407,730
Gain on disposition of assets – net	3,114	1,239		11,824	22,846
Operating Income	191,128	155,372	23%	555,258	445,459	25%

Interest expense	37,695	37,238		157,881	162,583
Equity in earnings of nonconsolidated affiliates	2,293	1,838		4,402	7,460
Other income (expense) – net	6,302	(1,336)		10,113	331
Income before income taxes, minority interest and cumulative effect of a change in accounting principle	162,028	118,636		411,892	290,667
Income tax (expense) benefit:
Current
Deferred
Income tax (expense) benefit	(47,654)	(45,527)		(146,641)	(122,080)
Minority interest income (expense)	(7,781)	(8,050)		(19,261)	(15,515)

Net income	$ 106,593	$ 65,059		$ 245,990	$ 153,072

Reconciliation of Net Income and Diluted Earnings per Share (“EPS”)

(In millions, except per share data)	Year Ended December 31, 2007		Year Ended December 31, 2006
	Net Income	EPS	Net Income	EPS
Reported Amounts	$ 246.0	$ 0.69	$ 153.1	$ 0.43
Less: Pro forma share effects of IPO	―	―	―	―
Less: Gain on disposition of asset	―	―	(13.2)	(0.04)
Current and deferred tax effects	―	―	5.5	0.02
Amounts excluding certain items	$ 246.0	$ 0.69	$ 145.4	$ 0.41

About Clear Channel Outdoor Holdings

Clear Channel Outdoor, headquartered in San Antonio, Texas, is a global leader in the outdoor advertising industry providing clients with advertising opportunities through billboards, street furniture displays, transit displays, and other out-of-home advertising displays.

For further information contact:

Investors – Randy Palmer, Senior Vice President of Investor Relations at 210-832-3315 or Media – Lisa Dollinger, Chief Communications Officer, 210-832-3474 or visit our web site at www.clearchanneloutdoor.com.

Certain statements in this document constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Clear Channel Outdoor to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases “guidance,” “believe,” “expect,” “anticipate,” “estimates” and “forecast” and similar words or expressions are intended to identify such forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this document include, but are not limited to: changes in business, political and economic conditions in the U.S. and in other countries in which Clear Channel Outdoor currently does business (both general and relative to the advertising industry); fluctuations in interest rates; changes in operating performance; shifts in population and other demographics; changes in the level of competition for advertising dollars; fluctuations in operating costs; technological changes and innovations; changes in labor conditions; changes in governmental regulations and policies and actions of regulatory bodies; fluctuations in exchange rates and currency values; changes in tax rates; and changes in capital expenditure requirements and access to capital markets. Other unknown or unpredictable factors also could have material adverse effects on Clear Channel Outdoor’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this document may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this document. Other key risks are described in Clear Channel Outdoor’s reports and other documents filed with the U.S. Securities and Exchange Commission, including in the section entitled "Item 1A. Risk Factors" of the Company’s Annual Report filed on Form 10-K for the year ended December 31, 2007. Except as otherwise stated in this document, Clear Channel Outdoor does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

CONTACT:
Clear Channel Outdoor Holdings, Inc., San Antonio
Investors:
Randy Palmer, 210-832-3315
Senior Vice President of Investor Relations
or
Media:
Lisa Dollinger, 210-832-3474
Chief Communications Officer
www.clearchanneloutdoor.com